Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”), dated as of August 21, 2023, is between Advance Auto Parts, Inc. (“Advance” or the “Company”), a Delaware corporation, and Shane O’Kelly (the “Executive”).

The Company and the Executive agree as follows:

1.     Position; Term of Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive, and the Executive agrees to serve the Company, as its President and Chief Executive Officer (the “Executive’s Position”). The parties intend that the Executive shall continue to so serve in this capacity throughout the Employment Term (as such term is defined below). In such capacity, the Executive shall report directly to the Board of Directors of the Company (the “Board”). The Board shall appoint the Executive to serve as a member of the Board, effective as of the Commencement Date (as such term is defined below), and shall nominate and recommend the Executive for election by the shareholders to the Board for each subsequent Board term during the Employment Term.

The term of the Executive’s employment by the Company pursuant to this Agreement shall commence on September 11, 2023 (the “Commencement Date”) and shall end on the day prior to the third (3rd) anniversary of the Commencement Date, unless sooner terminated under the provisions of Section 4 (the “Employment Term”); provided, however, that commencing on the third (3rd) anniversary of the Commencement Date (the “Anniversary Date”), the Employment Term shall be automatically extended, upon the same terms and conditions, for successive periods of one (1) year unless, not later than ninety (90) days prior to the Anniversary Date, either party shall have given written notice to the other that it does not wish to extend the Employment Term (a “Non-Renewal”), in which case the Employment Term shall end on the day prior to the Anniversary Date; and on each anniversary of the Commencement Date thereafter the Employment Term shall be automatically extended for an additional period of one (1) year unless, not later than ninety (90) days prior to such anniversary, either party shall have given notice of a Non-Renewal to the other, in which case the Employment Term shall end ninety (90) days following such notice.

2.	Duties.

(a) Duties and Responsibilities; Location. The Executive shall have the duties and responsibilities of the Executive’s Position and such other duties and responsibilities that are reasonably consistent with the Executive’s Position, as a majority of the Board may request from time to time. The Executive shall perform such duties and carry out such responsibilities for the purpose of advancing the business of the Company and its subsidiaries, if any (jointly and severally, the “Related Entities”). The Executive shall observe and conform to the applicable policies and directives promulgated from time to time by the Company and the Board that are not inconsistent with this Agreement. Subject to the provisions of Section 2(b) below, the Executive shall devote the Executive’s full time, skill and attention to the business and affairs of the Company and its Related Entities (except for permitted periods of personal time off and reasonable periods of illness or other incapacity). Subject to the oversight powers and responsibilities of the Board, the Executive shall manage the Company on a daily basis. The Executive’s principal office location shall be the Company’s offices located in Raleigh, North Carolina. The Executive shall provide his full time services from the Company’s offices, purchase a personal residence in, and establish his residency for tax purposes in the Raleigh, North Carolina area as soon as practicable after the Commencement Date but in no event later than September 15, 2024 (the date when the foregoing has been satisfied, the “Relocation Date”).

(b) Other Activities. During the Employment Term, it shall not be a violation of this Agreement, and the Executive shall be entitled to (i) serve on civic, charitable, retail industry association or professional association boards or committees and, consistent with the limitations of the Company’s

Guidelines on Significant Governance Issues, serve on the board of one (1) other public company after obtaining the prior approval from the Board; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (iii) manage personal investments, so long as the activities set forth in (i), (ii), and (iii) above (x) do not significantly interfere with the performance of the Executive’s duties and responsibilities as required by this Agreement and do not involve a conflict of interest with the Executive’s duties or responsibilities hereunder, (y) are in compliance with the Company’s written policies and procedures in effect from time to time, including the Code of Ethics & Business Conduct and the Guidelines on Significant Governance Issues, in each case as may be amended periodically, and (z) do not violate Section 19 of this Agreement.

3.	Compensation.

(a)     Base Salary. During the Employment Term, the Company shall pay to the Executive a base salary of $1,125,000 per annum, payable consistent with the Company’s standard payroll practices then in effect, and which, as increased, shall not be decreased during the Employment Term. Such base salary shall be subject to periodic review by the Compensation Committee of the Board (hereinafter the “Compensation Committee”) on the same cycle as the base salaries of other senior executives of the Company, with any changes taking into account, among other factors, Company and individual performance. Any future increases in the Executive’s annual base salary will be at the discretion of the Compensation Committee. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b)     Annual Cash Incentive Award. With respect to each fiscal year that ends during the Employment Term, commencing with fiscal year 2024, the Executive shall be eligible to receive an annual cash incentive award based upon the achievement of such corporate and individual performance goals and other criteria, as shall be approved by the Compensation Committee from time to time and as shall be consistent with the goals and criteria approved by the Compensation Committee for other senior executives of the Company. The Executive’s target annual cash incentive award amount shall be 150% of the Base Salary (the “Target Cash Incentive Amount”), and the Executive’s minimum and maximum annual cash incentive award amounts shall be 0% of the Target Cash Incentive Amount and 200% of the Target Cash Incentive Amount, respectively. Any annual cash incentive award payable to the Executive hereunder shall be paid at the time and in the manner consistent with the Company’s compensation practices then in effect. To be eligible to receive an annual cash incentive award, the Executive must be employed by the Company on the date the award is paid, except as otherwise provided herein.

(c)     Long-Term Incentive Awards. With respect to each fiscal year that ends during the Employment Term, commencing with fiscal year 2024, the Executive shall be granted a long-term incentive award in an amount determined by the Compensation Committee. Notwithstanding the foregoing, for fiscal year 2024, the grant date fair value of the Executive’s long-term incentive award shall be $6,500,000. The grant-type mix that shall comprise such annual long-term incentive award shall be determined by the Compensation Committee each fiscal year and shall be consistent with grant-type mix used for other senior executives of the Company. The Executive’s long-term incentive awards shall be issued under the Advance Auto Parts Inc. 2023 Omnibus Incentive Compensation Plan or any successor plan thereto (the “2023 Omnibus Plan”) and shall be subject to the terms and conditions of the 2023 Omnibus Plan and the award agreement evidencing the grant of each such award.

(d)     Sign-on Compensation. The compensation set forth in this Section 3(d) is intended to incentivize the Executive and replace certain compensation payable to the Executive by the company that employed the Executive immediately prior to the Company (the “Prior Employer”), which the Executive shall forfeit as a result of leaving the employ of the Prior Employer (the “Prior Awards”).

(i)     First Cash Sign-on Bonus. As soon as practicable after the Commencement Date, the Company shall pay to the Executive a cash bonus in the amount of $1,000,000 (the “First Sign-On Bonus”) to replace the 2023 annual cash incentive the Executive was expected to earn from the Prior Employer; provided, that the Executive shall repay to the Company (A) one-hundred percent (100%) of the First Sign-On Bonus if the Executive resigns from the Company without Good Reason (as defined below) or is terminated by the Company for Due Cause (as defined below) prior to the first anniversary of the Commencement Date, and (B) fifty percent (50%) of the First Sign-On Bonus if the Executive resigns from the Company without Good Reason or is terminated by the Company for Due Cause on or after the first anniversary of Commencement Date but prior to the second anniversary of the Commencement Date.

(ii)     Second Cash Sign-On Bonus. On the regularly scheduled payroll immediately prior to March 15, 2024 (the “Second Sign-On Bonus Payment Date”), the Company shall pay to the Executive a second cash bonus in the amount of $500,000 (the “Second Sign-On Bonus”) to replace the 2023 cash compensation the Executive was expected to earn from the Prior Employer; provided, that the Executive shall repay to the Company (A) one-hundred percent (100%) of the Second Sign-On Bonus if the Executive resigns from the Company without Good Reason or is terminated by the Company for Due Cause prior to the first anniversary of the Second Sign-On Bonus Payment Date, and (B) fifty percent (50%) of the Second Sign-On Bonus Payment Date if the Executive resigns from the Company without Good Reason or is terminated by the Company for Due Cause on or after the first anniversary of Second Sign-On Bonus Payment Date but prior to the second anniversary of the Second Sign-On Bonus Payment Date.

(iii)     Third Cash Sign-On Bonus. The Company shall pay to the Executive a third cash bonus in the amount of $500,000, on the next regularly scheduled payroll date following the Relocation Date (the “Third Sign-On Bonus Payment Date”), which pursuant to Section 2(a) must be as soon as practicable after the Commencement Date but in no event later than September 15, 2024 (the “Third Sign-On Bonus”, and together with the First Sign-On Bonus and the Second Sign-On Bonus, the “Sign-On Bonuses”), provided, that the Executive shall repay to the Company (A) one-hundred percent (100%) of the Third Sign-On Bonus if the Executive resigns from the Company without Good Reason (as defined below) or is terminated by the Company for Due Cause (as defined below) within twelve (12) months of the Third Sign-On Bonus Payment Date, and (B) fifty percent (50%) of the Third Sign-On Bonus if the Executive resigns from the Company without Good Reason or is terminated by the Company for Due Cause on or after twelve (12) months of the Third Sign-On Bonus Payment Date but prior to twenty-four (24) months of the Third Sign-On Bonus Payment Date. For the avoidance of doubt, the Third Sign-On Bonus is separate from, and not covered by, the Company’s relocation policy.

(iv)     Sign-on RSUs. On September 18, 2023, the Executive shall be granted 78,982 RSUs (the “Sign-On RSUs”) to replace certain outstanding unvested equity-based Prior Awards. The Sign-On RSUs shall be an award of time-based RSUs, which shall vest in three (3) equal annual installments on the first, second and third anniversaries of the grant date, subject to the Executive’s continued employment with the Company through the applicable vesting date. The Sign-On RSUs shall be issued under the 2023 Omnibus Plan and, except as otherwise provided herein, shall be subject to the terms and conditions of the 2023 Omnibus Plan and the award agreement evidencing the grant of such Sign-On RSUs, which award agreement shall be substantially in the form of agreement attached hereto as Exhibit B.

(v)     Sign-On Stock Options. On September 18, 2023, the Executive shall be granted 150,000 stock options (the “Sign-On Options”) as a pro-rata long-term incentive award for the portion of 2023 during which he will serve as President and Chief Executive Officer. The Sign-

On Options shall have an exercise price per share equal to the closing price of a share of the common stock on the date of the grant as listed on the New York Stock Exchange, a ten (10)-year term, and shall vest in three (3) equal annual installments on the first, second and third anniversaries of the grant date, subject to the Executive’s continued employment with the Company through the applicable vesting date. The Sign-On Options shall be issued under the 2023 Omnibus Plan and shall be subject to the terms and conditions of the 2023 Omnibus Plan and the award agreement evidencing the grant of such Sign-On Options shall be substantially in the form attached hereto as Exhibit C.

(e)     Incentive Compensation Clawback. Any compensation provided by the Company to the Executive, excepting only compensation pursuant to Sections 3(a) above (except as required by law), shall be subject to the Company’s Incentive Compensation Clawback Policy or any other clawback or recoupment policies, as such policies shall be adopted, and from time to time amended, by the Board or the Compensation Committee.

(f)     Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all retirement and employment benefit plans and programs of the Company that are generally available to senior executives of the Company. Such participation shall be pursuant to the terms and conditions of such plans and programs, as the same shall be amended from time to time, provided that no such plan or program shall require compliance with, or forfeiture based upon, restrictive covenants broader than those stated herein. Except as otherwise provided herein, the Executive shall be entitled to receive relocation benefits consistent with the Company’s policy in effect from time to time with adjustments as approved by a representative of the Compensation Committee.

(g)     Commuting Expenses. During the Employment Term and prior to the Relocation Date, the Company shall reimburse the Executive for actual and reasonable commuting and lodging expenses incurred in connection with renting a furnished two-bedroom corporate apartment in the Raleigh, North Carolina area and commuting between the Company’s offices in Raleigh, North Carolina and the Executive’s residence in the Atlanta, Georgia area utilizing commercial air travel (the “Commuting Expenses”), payable in accordance with the terms of Section 3(h).

(h)     Business Expenses. During the Employment Term, the Company shall, in accordance with policies then in effect with respect to payments of business expenses, pay or reimburse the Executive for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Executive in performing services hereunder; provided, however, that, with respect to reimbursements, if any, not otherwise excludible from the Executive’s gross income, to the extent required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year, the right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement in one (1) year shall not affect the amount of expenses eligible for reimbursement in any other year. All such expenses shall be accounted for in such reasonable detail as the Company may require.

4.	Termination of Employment.

(a)     Death. In the event of the death of the Executive during the Employment Term, the Executive’s employment shall be automatically terminated as of the date of death and the Company shall pay the Executive (i) the portion of Base Salary earned through the date of termination, but not yet paid to Executive; (ii) any expenses owed to the Executive pursuant to Section 3(g) and 3(h) above; and (iii) any amount accrued and arising from the Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Obligations”). In addition to the Accrued Obligations, a lump sum amount, equivalent to the Executive’s annual Base Salary and Target Cash Incentive Amount then in effect, shall be paid, within sixty (60) days after the date of the Executive’s death, to the Executive’s designated beneficiary, or to the Executive’s estate or other legal representative if no beneficiary was designated at the time of the Executive’s death. Any long-term incentive awards granted to the Executive pursuant to Section 3(c), Section 3(d)(iv), and Section 3(d)(v) hereof shall be treated in the manner set forth in the 2023 Omnibus Plan and the applicable award agreements. Except in accordance with the terms of the Company’s benefit programs and other plans and programs then in effect, after the date of Executive’s death, Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(b)     Disability. In the event of the Executive’s Disability as hereinafter defined, the employment of the Executive may be terminated by the Company, effective upon the date on which the Company determines that the Executive has a Disability (the “Disability Termination Date”), by delivering to the Executive written Notice of Termination (as defined herein). In such event, in addition to the Company’s payment of the Accrued Obligations, the Company shall pay the Executive an amount equivalent to the Executive’s Base Salary for a one (1) year period reduced by the payment amount provided for one (1) year under the Company’s disability insurance plans as in effect at the time of termination (the “Disability Payment”), which amount shall be paid in one (1) lump sum within sixty (60) days following the Executive’s “separation from service,” as that term is defined in Section 409A of the Code and regulations promulgated thereunder (a “Separation From Service”), provided that the Executive or an individual duly authorized to execute legal documents on the Executive’s behalf executes and does not revoke the release described in Section 4(k)(ii). The foregoing benefit will be provided in addition to any disability or other benefits provided under the Company’s benefit plans in which the Executive participates. The purpose and intent of the preceding three (3) sentences is to ensure that the Executive receives a combination of insurance benefits and Company payments following the Disability Termination Date equal to one hundred percent (100%) of his then-applicable Base Salary for such one (1)-year period. In the event that Executive does not elect to participate in the Company’s long-term and/or short-term disability insurance benefit plans, the Company shall not be obligated to pay the Executive any amount in excess of the Disability Payment. Any long-term incentive awards granted to the Executive pursuant to Section 3(c), Section 3(d)(iv), and Section 3(d)(v) hereof shall be treated in the manner set forth in the 2023 Omnibus Plan and the applicable award agreements. The Company shall also pay to the Executive a lump sum amount equivalent to the Executive’s Target Cash Incentive Amount then in effect, which amount shall be paid in one (1) lump sum within sixty (60) days following the Executive’s Separation from Service, provided that the Executive or an individual duly authorized to execute legal documents on the Executive’s behalf executes and does not revoke the release described in Section 4(k)(ii). Otherwise, after the Disability Termination Date, except for the Accrued Obligations, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

“Disability,” for purposes of this Agreement, shall mean the Executive’s incapacity due to physical or mental illness having caused the Executive’s complete and full-time absence from the Executive’s duties, as defined in Section 2, for either a consecutive period of more than six (6) months or at least 180 days within any 270-day period.

(c)     Termination by the Company for Due Cause. The Executive’s employment hereunder may be terminated at any time by the Company for “Due Cause” (as hereinafter defined). If the Executive’s employment is terminated by the Company for Due Cause, the Executive shall continue to receive the Executive’s Base Salary provided for in this Agreement through the period ending with the date of such termination and the Company shall pay the Accrued Obligations. Except as provided in the two immediately preceding sentences, after termination of employment for Due Cause, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

For purposes of this Agreement, “Due Cause” shall mean:

(i)     a material breach by the Executive of the Executive’s duties and obligations under this Agreement or violation in any material respect of the Company’s policies or standard of conduct generally applicable to the officers of the Company, including, but not limited to, the Company’s Code of Ethics and Business Conduct and policies related to discrimination or harassment, which, if curable, has not been cured by the Executive within fifteen (15) business days after the Executive’s receipt of notice to the Executive specifying the nature of such breach or violations;

(ii)     a material violation by the Executive of the Executive’s Loyalty Obligations as provided in Section 19, which, if curable, has not been cured by the Executive within fifteen (15) business days after the Executive’s receipt of notice to the Executive specifying the nature of such violations;

(iii)     the Executive’s willful and repeated failure to perform Executive’s duties or to comply with any valid and legal directive of the Board, which, if curable, has not been cured by the Executive within fifteen (15) business days after the Executive’s receipt of notice to the Executive specifying the nature of such failures;

(iv)     the Executive’s indictment for a crime of moral turpitude or a felony involving fraud, breach of trust, embezzlement, or misappropriation;

(v)     the Executive’s willfully engaging in dishonesty, illegal conduct, or other bad faith conduct, which is, in each case, materially injurious to the Company, monetarily or otherwise;

(vi)     a determination by the Company that the Executive is in violation of the Company’s Substance Abuse Policy, which, if curable, has not been cured by the Executive within fifteen (15) business days after the Executive’s receipt of notice to the Executive specifying the nature of such violations; or

(vii)     the Executive’s engagement in misconduct that brings or is reasonably likely to bring the Company into public disgrace, embarrassment, or disrepute, which is materially injurious to the Company, monetarily or otherwise which, if curable, has not been cured by the Executive within fifteen (15) business days after the Executive’s receipt of notice to the Executive specifying the nature of such conduct.

(d)     Termination by the Company Other than for Due Cause, Death or Disability. The foregoing notwithstanding, the Company may terminate the Executive’s employment for any or no reason, as it may deem appropriate in its sole discretion and judgment; provided, however, that in the event the Company terminates the Executive’s employment for reasons other than for death, Disability or Due Cause, in addition to the Company’s payment of the Accrued Obligations, the Executive shall receive the payments and benefits as set forth in this Section 4(d).

(i)     Termination Payment. If the Company terminates the Executive’s employment for reasons other than death, Disability or Due Cause, the Executive shall be entitled to receive a “Termination Payment” in cash equal to the sum of:

(A)     an amount equal to one and one half times (1.5x) the Executive’s annual Base Salary, as in effect immediately prior to such termination (unless the termination is in connection with an action that would have enabled the Executive to terminate his employment for Good Reason pursuant to Section 4(e)(i)(A), in which case, it shall be the Base Salary in effect prior to any such material diminution of the Base Salary) (the “Termination Salary Payment”), and

(B)     an amount equal to one and one half times (1.5x) the average value of the annual cash incentive awards pursuant to Section 3(b) paid to the Executive for the three (3) completed fiscal years immediately prior to the date of such termination; provided, however, that if the Executive has been employed by the Company for fewer than three (3) completed fiscal years prior to the date of such termination, the Executive shall receive an amount equal to one and one half times (1.5x) the average value of the annual cash incentive awards pursuant to Section 3(b) that the Executive has received during the period of the Executive’s employment; provided, further, that if the date of such termination occurs prior to the payment of bonuses with respect to fiscal year 2024, if any, the Executive shall receive an amount equal to one and one half times (1.5x) the Target Cash Incentive Amount (the “Termination Bonus Payment”).

(ii)     Pro-Rata Annual Cash Incentive Award. The Company shall pay to the Executive an annual cash incentive award pursuant to Section 3(b) for the fiscal year of termination, if earned, based on actual full-year performance, pro-rated to reflect the time of service for such fiscal year through the Executive’s date of termination, payable at the time and in the manner consistent with the Company’s compensation practices then in effect.

(iii)     Outplacement Services. The Company shall make outplacement services available to the Executive, at a cost to the Company not to exceed $12,000, for a period of time not to exceed twelve (12) months following the date of termination pursuant to the Company’s executive outplacement program with the Company’s selected vendor, to include consulting, search support and administrative services.

(iv)     Medical Coverage. In addition, the Company shall provide the Executive with medical, dental and vision insurance benefits (which may also cover, if applicable, the Executive’s spouse and eligible dependents) for eighteen (18) months from the date of the Executive’s termination of employment or until such time as the Executive is eligible for group health coverage under another employer’s plan, whichever occurs first (the “COBRA Period”). In order to trigger the Company’s obligation to provide health care continuation benefits, the Executive must elect continuation coverage pursuant to the Consolidation Omnibus Budget Act of 1985, as amended (“COBRA”) upon such eligibility. The Company’s obligation shall be satisfied solely through the payment of the Executive’s COBRA premiums during the eighteen (18)-month period; provided, however, that if (A) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (B) the Company is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health plans or (C) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof). Such payment shall be treated as taxable income to the Executive.

(v)     Other. If the Company terminates the Executive’s employment for other than death, Disability or Due Cause, (A) to the extent previously paid, the Executive’s obligation to pay back the Sign-On Bonuses, pursuant to Section 3(d)(i), Section 3(d)(ii) and Section 3(d)(iii) shall be waived, (B) to the extent not previously paid, the Second Sign-On Bonus shall become payable

(the “Sign-On Bonus Payment”), (C) the Sign-On RSUs shall become fully vested as of the Executive’s date of termination, and (D) the Sign-On Options shall become fully vested and exercisable as of the Executive’s date of termination. Any long-term incentive awards granted to the Executive pursuant to Section 3(c), 3(d)(iv), and 3(d)(v) hereof shall be treated in the manner set forth in the 2023 Omnibus Plan and the applicable award agreements.

(vi)     Timing of Payments. The Termination Salary Payment, the Termination Bonus Payment, and the Sign-On Bonus Payment (to the extent not already paid) shall be paid in one (1) lump sum within sixty (60) days following the date of the Executive’s Separation From Service, provided that the Executive executes and does not revoke the release described in Section 4(k)(ii) below.

(vii)     Entire Obligation. Except as provided in Section 4(j) of this Agreement, following the Executive’s termination of employment under this Section 4(d), the Executive will have no further obligation to the Company pursuant to this Agreement (other than under Sections 6, 7, 9, 10, 11, 19 and 21). Except for the Termination Payment, the Sign-On Bonus Payment, and as otherwise provided in accordance with the terms of the Company’s benefit programs and plans then in effect or as expressly required under applicable law, after termination by the Company of employment for reasons other than death, Disability or Due Cause, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(e)     Resignation from Employment by the Executive for Good Reason. The Executive may elect to terminate the Executive’s employment for Good Reason. In order to be considered a resignation for Good Reason for purposes of this Agreement, the Executive must provide the Company with written notice and description of the existence of the Good Reason condition within sixty (60) days of the initial discovery by the Executive of the existence of said Good Reason condition and the Company shall have thirty (30) business days to cure such Good Reason condition. In the event the Executive terminates his or her employment for Good Reason, Executive will receive the same benefits as if Executive was terminated without Due Cause under Section 4(d).

(i)     Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without the Executive’s prior written consent:

(A)     a material diminution in the Executive’s Base Salary or Target Cash Incentive Amount;

(B)     a material diminution in the Executive’s Position, authority, duties, or responsibilities;

(C)     the Executive no longer reports directly to the Board;

(D)     the Company’s requiring the Executive to be based more than sixty (60) miles from the Company’s offices in Raleigh, North Carolina;

(E)     delivery by the Company of a notice of Non-Renewal;

(F)     the Company’s failure to grant the Sign-On RSUs or the Sign-On Options in accordance with the terms of Sections 3(d)(iv) and 3(d)(v), respectively;

(G)     a material reduction in the Executive’s duties or responsibilities that is inconsistent with the Executive’s Position within a public company, provided further, that a material reduction in the Executive’s duties or responsibilities shall be deemed to occur where the Executive does not report to the board of directors of the highest parent of the surviving entity following a Change in Control; or

(H)     any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.

(ii)     Effective Date of Resignation. The effective date of the Executive’s resignation for Good Reason must occur within six (6) months following the expiration of the cure period set forth in Section 4(e)(i) above. If the Executive has not resigned for Good Reason within six (6) months following the expiration of the cure period set forth in Section 4(e)(i) above, the Executive shall be deemed to have waived said Good Reason condition.

(f)     Termination by the Company Other Than For Due Cause, Death or Disability or Resignation from Employment for Good Reason Within Three Months Prior To, At or Within Twelve Months After a Change In Control. If (A) the Company terminates the Executive’s employment for reasons other than death, Disability or Due Cause and within three (3) months prior to the consummation of a Change In Control (as defined below) in contemplation of the Change In Control or at or within twelve (12) months after the consummation of a Change In Control, or (B) the Executive elects to terminate the Executive’s employment for Good Reason prior to the expiration of the Employment Term and within three (3) months prior to the consummation of a Change In Control, in contemplation of the Change In Control or at or within twelve (12) months after the consummation of a Change In Control, then, in addition to the Accrued Obligations: (i) the Executive shall be entitled to a Change In Control Termination Payment (as hereinafter defined) in lieu of the Termination Payment set forth in Section 4(d)(i) above, (ii) the Executive shall receive benefits as defined in Sections 4(d)(ii), (iii), (iv), and (v) above, and (iii) either the Company or the Executive, as the case may be, shall provide Notice of Termination pursuant to Section 4(k)(i) other than in the case of a Non-Renewal, which shall be communicated in accordance with Section 1. Notwithstanding the foregoing, any excess amounts subject to Section 409A of the Code as nonqualified deferred compensation shall not be provided to the Executive in the event that the Change In Control does not satisfy the requirements of a “change of control” event for purposes of Section 409A of the Code (i) if the amounts under this section exceed the amounts under Section 4(d)(i) above and termination is prior to a Change In Control and (ii) if the amounts under this Section are less than the amounts under Section 4(d)(i) and the termination is prior to the Change In Control, this Section shall not apply to such amounts.

(i)     Change In Control Termination Payment. The term “Change In Control Termination Payment” shall mean a cash payment equal to the sum of:

(A)     an amount equal to two (2) times the Executive’s annual Base Salary, as in effect immediately prior to such termination (unless the termination is due to Section 4(e)(i)(A), in which case, it shall be the Base Salary in effect prior to any such material diminution of the Base Salary) (the “Change In Control Termination Salary Payment”); and

(B)     an amount equal to two (2) times the Executive’s Target Cash Incentive Amount, as in effect immediately prior to such termination (unless the termination is due to Section 4(e)(i)(A), in which case, it shall be the Target Cash Incentive Amount in effect prior to any such material diminution of the Target Cash Incentive Amount or termination of the annual cash incentive plan, respectively) (the “Change In Control Termination Bonus Payment”).

(ii)     Timing of Payments. The Change In Control Termination Salary Payment and the Change In Control Termination Bonus Payment shall be paid in lump sum payments within sixty (60) days following the date of the Executive’s Separation From Service, provided that the Executive executes and does not revoke the release described in Section 4(k)(ii) below.

(iii)     Entire Obligation. Except as provided in Section 4(j) of this Agreement, following the Executive’s termination of employment under this Section 4(f), the Executive will have no further obligation to the Company pursuant to this Agreement (other than under Sections 6, 7, 9, 10, 11, 19 and 21). Except for the Accrued Obligations and the Change In Control Termination Payment and the benefits defined in Sections 4(d)(ii), (iii), (iv), and (v) above, within twelve (12) months after a Change In Control, after termination by the Company of employment for other than death, Disability or Due Cause or after termination by the Executive for Good Reason, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(iv)     Change In Control. For purposes of this Agreement, “Change In Control” shall mean the occurrence of any of the following events:

(A)     a Transaction, as defined below, unless securities possessing more than fifty percent (50%) of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction; or

(B)     any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly becomes, including but not limited to by means of a merger or consolidation, the beneficial owner (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities, other than (i) the Company or any of its affiliates, (ii) an employee benefit plan of the Company or any of its affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities.

For purposes of Section 4(f)(iv)(A), “Transaction” means (1) consummation of any merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (2) any sale or exchange of all of the Stock of the Company for cash, securities or other property, (3) any sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions or (4) any liquidation or dissolution of the Company.

(v)     IRC 280G “Net-Best”. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change In Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (B) the reduction of the amounts payable to the Executive to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after tax amount than if such amounts were not reduced, then the amounts payable to the Executive shall be reduced (but not below zero) to the Safe Harbor Cap. If the reduction of the amounts payable would not result in a greater after tax result to the Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(A)     Reduction of Payments. To the extent permitted by applicable law, and not a violation of Sections 280G, 409A or 4999 of the Code, the Executive shall be entitled to elect the order in which payments will be reduced. If the Executive electing the order in which payments will be reduced would result in violation of Code Section 409A or loss of the benefit of reduction under Code Sections 280G or 4999, payments shall be reduced in the following order: (i) severance payment based on multiple of Base Salary and/or annual cash incentive award; (ii) other cash payments; (iii) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (iv) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (v) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vi) acceleration of vesting of all other stock options and equity awards; and (vii) within any category, reductions shall be from the last due payment to the first.

(B)     Determinations by Accounting Firm. All determinations required to be made under this Section 4(f)(v) shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change In Control or by such other certified public accounting firm, law firm or consulting firm with expertise in the area of executive compensation tax law as the Board may designate, upon consultation with the Executive prior to the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive as soon as practicable following the receipt of notice from the Company or the Executive that a Payment will be made, or such earlier time as is requested by the Company. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If Payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by the Executive without a reduction in Payments, the Accounting Firm shall provide a written opinion to the Executive to the effect that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Company and the Executive (except as provided in Section 4(f)(v)(C) below).

(C)     Excess Payment/Underpayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Executive, which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment. The Executive shall cooperate, to the extent the Executive’s reasonable expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to Section 4(f)(v)(A) and the value of stock options is subsequently re-determined by the Accounting Firm (as defined below) within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to the Executive any amounts payable under this Agreement that were not previously paid solely as a result of Section 4(f)(v)(A) up to the Safe Harbor Cap.

(g)     Voluntary Termination Without Good Reason. In the event that the Executive voluntarily terminates the Executive’s employment without Good Reason prior to the expiration of the Employment Term, such termination shall constitute a “Voluntary Termination” and in such event the Company shall pay the Executive the Accrued Obligations. Except as provided in the preceding sentence, after termination of employment due to a Voluntary Termination, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

(h)     Non-Renewal of Employment Term by the Executive. If the Executive’s employment terminates as a result of the Non-Renewal of the Employment Term by the Executive, then the Company shall pay the Accrued Obligations. Except as provided in the preceding sentence, after termination of employment as a result of the Non-Renewal of the Employment Term by the Executive, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

(i)     Compliance With Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision. To the extent that any amount payable pursuant to Sections 4(b), 4(d)(i), 4(d)(ii) or (f) constitutes a “deferral of compensation” subject to Section 409A of the Code (a “409A Payment”), then, if on the date of the Executive’s “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h)(1), from the Company (his “Separation from Service”), the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one (1) lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Section 4. To the extent any 409A Payment is conditioned on the Executive (or his legal representative) executing a release of claims, which 409A Payment would be made in a later taxable year of the Executive than the taxable year in which his Separation from Service occurs if such release were executed and delivered and became irrevocable at the last possible date allowed under this Agreement, such 409A Payment will be paid no earlier than such later taxable year. In applying Section 409A of the Code to compensation paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. The Executive hereby acknowledges that he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable State tax law, and that the tax laws make the Executive and not the Company responsible for penalties and interest that may be imposed in the event Code Section 409A is violated.

(j)     Cooperation. During the term of the Executive’s employment by the Company and at all times thereafter, taking into account the Executive’s other reasonable personal and professional commitments, the Executive agrees to reasonably assist the Company and its representatives and agents with any business, investigation and/or litigation (or potential litigation) matters affecting or involving the Company relating to the Executive’s period of employment. The Company will reimburse the Executive for all associated reasonable costs of travel, subject to proper documentation.

(k)     Notice of Termination, Resignation and Release. Any termination under Section 4(b) by the Company for Disability or Section 4(c) for Due Cause or by the Executive for Good Reason under Section 4(e) or by the Company or the Executive within twelve (12) months after a Change In Control under Section 4(f) or by the Executive by Voluntary Termination under Section 4(g) shall be communicated by Notice of Termination to the other party.

(i)     Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice which (A) indicates the specific termination provision in this Agreement relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (C) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall not be prior to the date of such notice or more than fifteen (15) days after the giving of such notice).

(ii)     Resignation and Release. Notwithstanding anything in this Agreement to the contrary, unless the Company provides otherwise, upon termination of employment for any reason, Executive shall be deemed to have resigned as a member of the Board, if applicable, and as an officer, director, manager and employee of the Company and its Related Entities and shall execute any documents and take any actions to effect the foregoing as requested by the Company. In order to be eligible to receive any payments or benefits hereunder as a result of the termination of the Executive’s employment other than the Accrued Obligations, in addition to fulfilling all other conditions precedent to such receipt, the Executive or the Executive’s legal representative must within twenty-one (21) days (or such other period as required under applicable law) after presentation of a release substantially in the form attached hereto as Exhibit D, execute said release, and within seven (7) days (or such other period as required under applicable law) after such execution not revoke said release. For clarification, unless and until the Executive executes and does not, within any applicable revocation period, revoke the release and the release becomes effective in accordance with its terms, the Company shall have no obligation to make any Termination Payment or Change In Control Termination Payment, as applicable, to the Executive, and, even if the Executive does not execute the release, the Executive shall be bound by the post-termination provisions of this Agreement, including without limitation Section 19.

(l)     Employment at Will. The Executive hereby agrees that the Company may terminate the Executive’s employment under this Section 4 without regard to: (i) any general or specific policies (written or oral) of the Company relating to the employment or termination of employment of its employees; (ii) any statements made to the Executive, whether oral or in any document, pertaining to the Executive’s relationship with the Company; or (iii) without a determination of Due Cause by the Company.

5.     Treatment of Equity Awards Upon Change In Control. In the event of a Change In Control as defined hereinabove, the restrictions and deferral limitations applicable to any equity awards granted to the Executive shall be subject to such provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant.

6.	Successors and Assigns.

(a)     Assignment by the Company. This Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all of its assets and business and to which the Company may assign this Agreement, in which case the term “Company,” as used herein, shall mean such corporation or other entity, provided that no such assignment shall relieve the Company from any obligations hereunder, whether arising prior to or after such assignment.

(b)     Assignment by the Executive. The Executive may not assign this Agreement or any part hereof without the prior written consent of the Company; provided, however, that nothing herein shall preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable following occurrence of the Executive’s legal incompetency or death and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under the Executive’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive’s estate. The term “beneficiaries,” as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of Executive’s incompetency) or the Executive’s estate.

7.     Governing Law and Venue. This Agreement shall be governed by the laws of the State of Delaware. The parties agree that the exclusive jurisdiction and venue of any dispute or claim between the parties arising out of or related to this Agreement or the negotiation or execution thereof, shall be in the appropriate state or federal courts sitting in Wilmington, Delaware, or the state courts or the courts of the United States of America located in any municipality wherein an office of the company is located, in which office the Executive was physically present while rendering services for the Company at any time during the twelve (12) months immediately preceding the commencement of such suit, action or proceeding or immediately preceding the termination of the Executive’s employment, if terminated. By the execution and delivery of this Agreement, the parties hereto consent to the personal jurisdiction of such courts with regard to any such legal action or proceeding, waive any right to claim that such forum is inconvenient.

8.     Waiver of Jury Trial. THE EXECUTIVE AND THE COMPANY AGREE TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, ANY LOYALTY OBLIGATIONS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE EXECUTIVE AND THE COMPANY, AND THE EXECUTIVE AND THE COMPANY EACH ACKNOWLEDGE THAT, EXCEPT FOR THE COMPANY’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY, THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE

REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THE EXECUTIVE’S OWN FREE WILL, AND THAT THE EXECUTIVE HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS AGREEMENT BELOW.

9.     Entire Agreement. This Agreement, which shall include the Exhibit(s) hereto, contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including, without limitation, any previous employment, severance or separation agreements, provided that the obligations set forth in Section 19 of this Agreement are in addition to any similar obligations the Executive has to the Company or its affiliates. This Agreement may only be modified by an instrument in writing signed by both parties hereto.

10.     Waiver of Breach. The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party shall not operate or be construed to be a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

11.     Notices. Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to the Company:

Advance Auto Parts, Inc.

4200 Six Forks Road

Raleigh, NC 27609

Attn: Executive Vice President, General Counsel and Corporate Secretary

With a copy to:

Advance Auto Parts, Inc.

4200 Six Forks Road

Raleigh, NC 27609

Attn: Chief Financial Officer

If to the Executive:

To the last address in the Company’s records.

12.     Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

13.     Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14.     Titles. Titles to the sections and subsections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or subsection.

15.     Legal Fees. The Company agrees to pay the reasonable fees and expenses of Executive’s legal counsel in connection with the negotiation and execution of this Agreement up to a maximum amount of $60,000.

16.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.     Amendment. Except as provided in Section 13 above, this Agreement may not be modified or amended except by written instrument signed by all parties hereto.

18.     Counsel. The Executive has reviewed the contents of this Agreement and fully understands its terms. The Executive acknowledges that the Executive is fully aware of the Executive’s right to the advice of counsel independent from that of the Company, that the Company has advised him of such right and disclosed to the Executive the risks in not seeking such independent advice, and that the Executive fully understands the potentially adverse interests of the parties with respect to this Agreement. The Executive further acknowledges that the Company has not made representations or given any advice with respect to the tax or other consequences of this Agreement or any transactions contemplated by this Agreement to the Executive, that the Executive has been advised of the importance of seeking independent counsel with respect to such consequences. By executing this Agreement, the Executive represents that the Executive has, after being advised of the potential conflicts between him and the Company with respect to the future consequences of this Agreement, either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult with such independent legal counsel.

19.     Loyalty Obligations. The Executive agrees that the following obligations (“Loyalty Obligations”) shall apply in consideration of the Executive’s employment by and/or continued employment with the Company:

(a)     Confidential Information.

(i)     Company Information. The Executive agrees at all times during the term of the Executive’s employment and thereafter, to hold any Confidential Information of the Company or any of its Related Entities in strictest confidence, and to not, directly or indirectly, use, disclose, publish, communicate or make available Confidential Information, or allow it to be used, disclosed, published, communicated or made available, in whole or in part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside the direct employ of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of General Counsel acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). The Executive agrees that “Confidential Information” means any proprietary information prepared or maintained in any format, including technical data, trade secrets or know-how in which the Company or any of its Related Entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to the Company or any of its Related Entities on whom the Executive called, with whom the Executive dealt or with whom the Executive became acquainted during the term of the Executive’s employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by the Executive or disclosed to the Executive by the Company or any of its Related Entities or any other person or entity during the term of the Executive’s employment with the Company either directly or indirectly electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of the Company or any of its Related Entities or otherwise. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information does not include information that: (A) was generally available to and known by the public prior to the time of disclosure, whether through press releases, SEC filings or otherwise or (B) otherwise becomes available to the public through no act or omission of the Executive or person(s) acting on the Executive’s behalf.

(ii)     Permitted Disclosures. Nothing herein shall be construed to prevent the Executive from (A) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (B) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and/or (C) making disclosures that are protected by the National Labor Relations Act or similar applicable law. The Executive shall promptly provide written notice of any such order to the Company’s General Counsel.

(iii)     Defend Trade Secrets Act Notice of Immunity Rights. The Executive acknowledges that the Company has advised the Executive of the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (A) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (B) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (C) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Confidential Information to the Executive’s attorney and use the Confidential Information in the court proceeding, if the Executive files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order.

(iv)     Third Party Information. The Executive recognizes that the Company and its Related Entities have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of the Company or its Related Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees at all times during the Executive’s employment and thereafter to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as (x) necessary in carrying out the Executive’s work for the Company consistent with the obligations of the Company or its Related Entities with such third party or (y) required pursuant to a court order, subpoena or other judicial process.

(b)     Conflicting Employment. Except as otherwise permitted by this Agreement, the Executive agrees that, during the Employment Term, (i) the Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company or any of its Related Entities are now involved or become involved during the Employment Term, (ii) the Executive will not engage in any other activities that conflict with the business of the Company or any of its Related Entities, and (iii) the Executive agrees to devote substantially all of the Executive’s business time and attention as may be necessary to fulfill the Executive’s obligations to the Company.

(c)     Returning Company Property. The Executive agrees that any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive or others pursuant to or during the Executive’s employment with the Company or otherwise shall be the property of the Company or its Related Entities and their respective successors or assigns. At the time of leaving the employ of the Company, the Executive shall deliver all Company property, including, but not limited to Confidential Information, computers, cell phones, network access devices, access cards, files, work product, hard drives, and all other Company documents and materials belonging to the Company, and stored in any fashion, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control, to the Company or to the Company’s designee and will not keep in the Executive’s possession, recreate or deliver to anyone else said property, including, but not limited to Confidential Information. In the event of the termination of the Executive’s employment and upon request by the Company, the Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A. Anything to the contrary notwithstanding, nothing in this Section 19(c) shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes (including his electronic address books), information relating to the Executive’s compensation or relating to reimbursement of expenses, information that the Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment. In addition, to the extent the Company has any interest in the Executive’s cell phone number, the Company shall cooperate with the Executive to transfer it to the Executive.

(d)     Notification of New Employer. In the event that the Executive leaves the employ of the Company, the Executive hereby permits the Company to notify the Executive’s new employer (whether the Executive is employed as an employee, consultant, independent contractor, director, partner, officer, advisor, executive, volunteer or manager) about the Executive’s Loyalty Obligations specified under this Agreement.

(e)     Non-Interference. The Executive covenants and agrees that during the Employment Term and for two (2) years immediately following termination of the Executive’s employment, for any reason, the Executive shall not, without the prior written approval of the Company, directly or indirectly, either on behalf of the Executive or any other person or entity, Interfere with the Company or any of its Related Entities.

(i)     For purposes of this Agreement, “Interfere” shall mean (A) to solicit, recruit, entice, persuade, induce, influence or attempt to solicit, recruit, entice, persuade, induce, or influence, directly or indirectly, any customers or prospective customers, suppliers or prospective suppliers, employees, agents or independent contractors of the Company or any of its Related Entities to restrict, reduce, sever or otherwise alter their relationship with the Company or any of its Related Entities; (B) to hire on the Executive’s own behalf or on behalf of any other person or entity, directly or indirectly, any current or former employee or independent contractor of the Company who at any time was directly or indirectly supervised by the Executive; or (C) to, directly, or indirectly, solicit or provide services that fall within the definition of Restricted Activities (as defined below) to any customer of the Company or any of its Related Entities. Anything to the contrary notwithstanding, the Company agrees that hiring or retaining any current or former employee or consultant of the Company or any of its Related Entities, other than those employees or consultants who reported directly to Executive while such employee or consultant was employed by the Company or any of its Related Entities, who responds to a general advertisement for employment that was not specifically directed at such employees or consultants of the Company or its Related Entities, shall not be deemed a violation of this Section 19(e).

(ii)     After termination of the Executive’s employment, this provision shall only apply to those current or former employees, independent contractors, customers or suppliers of the Company or any of its Related Entities who were employed and/or engaged by the Company or any of its Related Entities at any time within twelve (12) months prior to the date of the Executive’s termination, and whom the Executive either directly or indirectly supervised or about whom the Executive obtained trade secrets or Confidential Information during the Employment Term.

(f)	Covenants Not to Compete.

(i)     Non-Competition. The Executive covenants and agrees that during the Employment Term and for one (1) year immediately following termination of the Executive’s employment, for any reason, (the “Non-Compete Period”), the Executive shall not, directly or indirectly:

(A)     own or hold, directly or beneficially (other than as a shareholder with less than five percent (5%) of the outstanding common stock of a publicly traded corporation or as a passive owner of less than one percent (1%) through an investment in a private equity or other commingled account), as a shareholder, option holder, warrant holder, partner, member or other equity or security owner or holder, equity or other securities of any company or business that derives more than fifteen percent (15%) of its revenue from the Restricted Activities (as defined below) within the Restricted Area (as defined below), or any company or business controlling, controlled by or under common control with any company or business directly engaged in such Restricted Activities within the Restricted Area (any of the foregoing, a “Restricted Company”); or

(B)     engage or participate as an employee, director, officer, manager, executive, partner, independent contractor, consultant or technical or business advisor (or any foreign equivalents of the foregoing) with any Restricted Company in the Restricted Activities within the Restricted Area.

(ii)     Restricted Activities/Restricted Area. For purposes of this Agreement, the term “Restricted Activities” means (1) the retail, commercial and/or wholesale sale, rental, and/or distribution of parts, accessories, supplies (including, but not limited to, paint), equipment and/or maintenance items for automobiles, light and heavy duty trucks (both commercial and non-commercial), off-road equipment, buses, recreational vehicles, and/or agricultural equipment, and/or (2) the provision of any automotive-related service (including, but not limited to, shop management, inventory control, and/or vehicle repair software or marketing) to auto repair shops, garages, specialty-service providers (e.g. any business that specializes in automotive oil changes, painting, tires, mufflers, brakes, transmission, and/or body work) and/or service centers, including, but not limited to painting, collision or body service centers. The term “Restricted Area” means the United States of America, including its territories and possessions, and any other countries in which the Company or any of its Related Entities has operations and a physical presence during the Employment Term.

(g)     Non-Disparagement. The Executive agrees that while the Executive is employed by the Company and at all times following the termination of the Executive’s employment with the Company for any reason, the Executive will not take any action or make any statement, remark, or comments which is defamatory or disparaging to the Company, or any of its Related Entities, or which disrupts or impairs the normal operations of the Company or any of its Related Entities such that it causes a material adverse impact to the Company. The foregoing shall not restrict or impede the Executive from exercising protected rights to the extent such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s General Counsel. During the Executive’s employment by the Company and at all times following the termination of the Executive’s employment with the Company for any reason, the senior executives and the directors of the Company will not take any action or make any statement which disparages the Executive. The foregoing shall not be violated by (i) truthful statements by the Executive or the senior executives or directors of the Company in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (ii) the Executive or the senior executives or directors of the Company rebutting false or misleading statements made by others, (iii) actions taken by the Executive or the senior executives or directors of the Company, or statements made by the Executive or the senior executives or directors of the Company, in the good faith performance of their respective duties to the Company, or (iv) the Executive making normal competitive type statements in the good faith performance of his duties to a subsequent employer.

(h)     Effect of Non-Payment of Benefits. The Executive’s post-termination of employment obligations under this Section 19 shall cease upon the Company’s failure to make any payments or benefits hereunder as a result of the termination of the Executive’s employment when due if within fifteen (15) days after written notice from the Executive to the Company of such failure, the Company does not make the required payment. In the event that the Executive materially violates the Executive’s Non-Interference or Non-Competition obligations under this Agreement, and does not cure such violation (if it can be cured) within five (5) days after written notice of such failure, the Executive agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation the Executive shall repay to the Company a portion of the Termination Payment paid to the Executive pursuant to Section 4(d)(i) or a portion of the Change In Control Termination Payment paid to the Executive pursuant to Section 4(f), as applicable, in each case equal to a fraction, the numerator of which is the number of days left in the applicable period under Section 19(e) or 19(f), and the denominator of which is the total number of days in the applicable period under such Section. In the event that the Executive materially violates Section 19(a), 19(c) or 19(g), and does not cure such violation (if it can be cured) within five (5) days after written notice from the Company to the Executive of such failure, the Executive agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation the Executive shall repay to the Company a portion of the Termination Payment paid to the Executive pursuant to Section 4(d)(i) equal to a fraction, the numerator of which is the number of days left in the one (1) year period immediately following the termination and the denominator of which is 365; provided, that if the Executive’s employment was terminated pursuant to Section 4(f), then the Executive shall instead repay to the Company a portion of the Change In Control Termination Payment paid to the Executive pursuant to Section 4(f) equal to a fraction, the numerator of which is the number of days left in the two (2) year period immediately following the termination and the denominator of which is 730. The Executive further agrees that such repayment obligation shall constitute liquidated damages and that the Company shall have no other right to damages under this Agreement with respect to breaches of Section 19(a), 19(c), 19(e), 19(f), or 19(g).

(i)     Specific Enforcement; Remedies Cumulative. The Executive acknowledges that the Company and its Related Entities, as the case may be, will be irreparably injured if the provisions of Sections 19(a), 19(b), 19(c), 19(e), 19(f) and 19(g) hereof are not specifically enforced and the Executive agrees that the terms of such provisions (including without limitation the periods set forth in Sections 19(e), 19(f) and 19(g)) are reasonable and appropriate. If the Executive commits, or the Company has evidence based on which it reasonably believes the Executive threatens to commit, a material breach of any of the provisions of Sections 19(a), 19(b), 19(c), 19(e), 19(f) or 19(g) hereof, the Company and/or its Related Entities, as the case may be, shall have the right and remedy, in addition to and not in limitation of any other remedy that may be available at law or in equity, to have the provisions of Sections 19(a), 19(b), 19(c), 19(e), 19(f) or 19(g) hereof specifically enforced by any court having jurisdiction through immediate injunctive and other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and/or its Related Entities and that money damages will not provide an adequate remedy therefore. Such injunction shall be available without the posting of any bond or other security, and the Executive hereby consents to the issuance of such injunction.

(j)     Tolling of Non-Competition and Non-Interference Obligations. If the Executive violates the terms of any of the restrictions set forth in this Section 19, the restricted period applicable to such restriction shall automatically be extended, day-for-day, for each day that the Executive is found to have not complied with such subsection(s).

20.     Indemnification. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s Certificate of Incorporation and Bylaws (which shall not be less than currently exists, except as required by applicable law), subject to applicable law, and such indemnification shall continue after termination of employment or directorship and for as long as liability may exist with regard to actions or inactions up to the date of termination at a level that is no less than currently exists for officers, directors and employees under the Company’s Certificate of Incorporation and Bylaws, subject to applicable law. In addition, the Company shall be entitled to liability insurance coverage pursuant to any directors’ and officers’ liability insurance policy maintained by the Company as of the Commencement Date or put in place following the Commencement Date on the same basis as other current or former directors and officers of the Company with regard to actions or inactions during the period of service as an officer or director notwithstanding any ceasing of such service. This provision shall survive any termination of the Executive’s employment.

21.     Representations. The Executive represents that the Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company.

22.     No Mitigation; No Offset. The Executive shall not be required, as a condition to receiving any payments or benefits under this Agreement, to seek or obtain any other employment after any termination of employment hereunder or to take any steps to reduce the amount of any payment or benefit described in this Agreement. Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by the Executive as the result of any employment by another employer.

23.     Binding Effect of Execution. The Company and the Executive agree that this Agreement shall not bind or be enforceable by or against either party until this Agreement has been duly executed by both the Executive and the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

Advance Auto Parts, Inc.

By:	/s/ Eugene I. Lee Jr. (SEAL)

Print Name:	Eugene I. Lee Jr.

Title:	Interim Executive Chair

Executive

Print Name:	Shane M. O’Kelly

Signature:	/s/ Shane M. O’Kelly

EXHIBIT A

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items, including but not limited to those that constitute or contain any Confidential Information, belonging to the Company and stored in any fashion, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

I further certify that I have, to the best of my knowledge, complied in all material respects with all the terms of my Employment Agreement with the Company.

Date:

Executive’s Signature

Executive’s Name (Print)

EXHIBIT B

Advance Auto Parts, Inc.

2023 Time-Based Restricted Stock Unit Award Agreement – CEO

This certifies that Advance Auto Parts, Inc. (the “Company”) has granted to Shane O’Kelly (the “Participant”) this award of Restricted Stock Units (this “Award”) and the Participant acknowledges and agrees that this Award and the opportunity to vest in the Restricted Stock Units (“RSUs”) is sufficient consideration for the restrictive covenants set forth in this Time-Based Restricted Stock Unit Award Agreement (this “Agreement”). This Award represents the right to receive a like number of shares (“Shares”) of Advance Auto Parts, Inc. Common Stock, $.0001 par value per share (the “Common Stock”), as indicated in the terms outlined below, subject to certain restrictions and on the terms and conditions contained in this Agreement and the Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan (the “Plan”). In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

1.	Grant of RSUs: The following Award has hereby been granted to the Participant:

Award Date	Number of RSUs Granted
September 18, 2023	78,982

2.

Vesting Schedule: Subject to the remaining provisions of this Award, the time-based RSUs shall vest in approximately equal one-third installments on each of the first three anniversaries of the Award Date, commencing on the first anniversary of the Award Date and becoming fully vested on the third anniversary of the Award Date if the Participant remains continuously employed by the Company until each respective vesting date.

Please refer to Appendix: Vesting Schedule.

3.

Termination of Service: If, prior to vesting of the time-based RSUs pursuant to this Agreement, the Participant’s employment or other association with the Company and its Affiliates ends for any reason, the Participant’s rights to unvested time-based RSUs shall be immediately and automatically forfeited and unvested shares canceled and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement. The foregoing notwithstanding, the following exceptions to the forfeiture of unvested RSUs apply:

a.

Disability: If termination of employment or other association is on account of the Participant’s Disability, then any unvested time-based RSUs will vest immediately as of the date of the Participant’s termination on account of Disability. For the purposes of this Agreement, Disability is as defined in the Participant’s Employment Agreement with the Company in effect as of the Award Date, as may be amended from time to time (the “Employment Agreement”).

b.

Death: If termination of employment or other association is on the account of the Participant’s death, then any unvested time-based RSUs will vest immediately as of the date of the Participant’s death.

c.

Termination other than upon Death, Disability or for Due Cause or for Good Reason: If (i) the Company terminates the Participant’s employment or other association on account of a reason other than the Participant’s death, Disability or for Due Cause or (ii) the

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Participant terminates employment or other association for Good Reason, then any then unvested time-based RSUs will vest immediately as of the date of the Participant’s termination. For purposes of this Agreement, Due Cause and Good Reason is as defined in the Employment Agreement.

4.

Change of Control: Upon a Change of Control, any then remaining unvested time-based RSUs granted pursuant to this Award will vest immediately upon the Change of Control date in the event that the Company’s successor or its affiliate does not assume, convert, or replace the Award.

5.

Non-Transferability of RSUs: Until Shares are issued with respect to the RSUs that vest pursuant to this Agreement, the RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer unvested RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber unvested RSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the unvested RSUs shall be forfeited by the transferee and all of the transferee’s rights to such RSUs shall immediately terminate without any payment or consideration by the Company. The Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise rights to receive any property distributable with respect to RSUs upon the Participant’s death.

6.

No Rights as a Stockholder; Dividend Equivalents: The Participant shall have no rights of a stockholder with respect to Shares of Common Stock underlying the RSUs unless and until the date on which the Shares of Common Stock are issued in accordance with Section 7 of this Agreement. Solely with respect to RSUs that vest, the Participant will be entitled to receive Dividend Equivalents to the extent that dividends are declared and paid on the Common Stock of the Company during the period from the Award Date until the RSUs vest. An amount equal to the Dividend Equivalents with respect to the Participant’s vested time-based RSUs will be paid in cash when Shares of Common Stock are issued in accordance with Section 7 of this Agreement, and in no case later than the end of the calendar year in which the time-based RSUs become vested or, if later the 15th day of the third month following such vesting date. Any such Dividend Equivalents shall be paid, if at all, without interest or other earnings. Except as may be provided under Section 5 of the Plan, the Company will make no adjustment for dividends (ordinary or extraordinary and whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the Vesting Date of a time-based RSU.

7.

Issuing Shares: Upon any of the time-based RSUs vesting pursuant to this Agreement and payment of the Applicable Taxes pursuant to Section 11 below, the Company shall cause the Shares of Common Stock to be promptly issued in book-entry form, registered in the Participant’s name, no later than March 15 of the calendar year following the calendar year in which such vesting occurs. For the avoidance of doubt, to the extent the Participant does not vest in any RSUs, all interest in such RSUs shall be forfeited and the Participant shall have no right or interest in such forfeited RSUs.

8.

Notices: Except as otherwise provided herein, any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

a.	If to the Company: Advance Auto Parts, Inc. located at 4200 Six Forks Road, Raleigh, NC 27609, Attention: Executive Vice President, General Counsel and Corporate Secretary; and

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b.	If to the Participant, to the Participant’s last address in the Company’s records.

9.

Restrictive Covenants: Notwithstanding any other provision contained herein to the contrary, the restrictive covenants contained in Section 19 of the Employment Agreement are hereby incorporated by reference into this

10.

Confidentiality: The Participant agrees not to disclose the terms of this Agreement to anyone other than the members of the Participant’s immediate family, the Participant’s legal counsel, the Participant’s accountant(s) and/or tax advisor(s) and/or the Participant’s financial advisor(s), or as otherwise provided in Section 19 of the Employment Agreement. Should the details of this Agreement be shared with the aforementioned, it shall be on a confidential basis.

11.	Tax Matters:

a.

The Company makes no representation or warranty as to the tax treatment of the Participant’s receipt or vesting of the time-based RSUs or upon the Participant’s sale or other disposition of the Shares received upon vesting of the time-based RSUs. The Participant should rely on the Participant’s own tax advisors for such advice. In order to comply with all applicable tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable income taxes, employment taxes, social insurance, social security, national insurance contribution, payroll taxes, contributions, levies, payment on account obligations or other amounts required to be collected, withheld or accounted for with respect to this Award (the “Applicable Taxes”), which are the Participant’s sole and absolute responsibility, are withheld or collected from the Participant at the time of vesting. The Participant may elect to satisfy any Applicable Tax obligation of the Employer with respect to the time-based RSUs by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities (or such other rate approved by the Committee that does not result in adverse accounting consequences). The Company will inform the Participant of alternative methods to settle any Applicable Taxes due prior to the first vesting date of the Award.

b.

For the purposes of determining when Shares otherwise issuable on account of the Participant’s termination of employment or other association with Company will be issued, “termination of employment” or words of similar import, as used in this Agreement, shall mean the date as of which the Company and the Participant reasonably anticipate that no further services will be performed by the Participant, and shall be construed as the date that the Participant first incurs a “separation from service” for purposes of Code Section 409A on or following termination of employment or other association with the Company. Furthermore, if the Participant is a “specified employee” of a public company as determined pursuant to Code Section 409A as of the Participant’s separation from service with the Company, any Shares otherwise issuable on account of the Participant’s separation from service which constitute deferred compensation within the meaning of Code Section 409A and which are otherwise payable during the first six months following the Participant’s separation from service shall be issued to the Participant on the earlier of (1) the date of the Participant’s death and (2) the first business day of the seventh calendar month immediately following the month in which the Participant’s separation from service occurs, to the extent such delay would be required to comply with Code Section 409A.

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12.	Miscellaneous:

a.

This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Agreement is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee (or the Committee’s successor) of any provision of the Plan, this Agreement, or the Award, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein shall either be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that in no event shall the Company be liable to the Participant for or with respect to any taxes, penalties or interest which may be imposed upon the Participant pursuant to Code Section 409A. To the extent that any Award granted by the Company is subject to Code Section 409A, such Award shall be subject to the terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.

b.

Nothing contained in this Agreement shall confer, intend to confer or imply any rights to an employment relationship or rights to a continued employment relationship with the Company or any Affiliate in the Participant’s favor or limit the ability of the Company or an Affiliate, as the case may be, to terminate, with or without Due Cause, in its sole and absolute discretion, the Participant’s employment relationship with the Company or such Affiliate, subject to the terms of any written Employment Agreement to which the Participant is a party.

c.

None of the Plan, this Agreement, or the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and the Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to the Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

d.

The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

e.

An original record of this Agreement and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Agreement and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

f.

If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.

g.

This award shall be subject to the Company’s Incentive Compensation Clawback Policy and any other compensation clawback or recoupment policies as shall be adopted, and from time to time amended, by the Board or the Compensation Committee.

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h.

This Award is intended to be consistent with the Employment Agreement. To the extent that any provision of this Agreement is inconsistent with the terms of such other agreement between the Participant and the Company in effect as of the Award Date, the provisions of the Employment Agreement shall control with respect to the Award.

i.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.

j.

The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting and settlement of RSUs or disposition of the underlying Shares and the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

In Witness Whereof, this Award has been executed by the Company as of the date first above written.

ADVANCE AUTO PARTS, INC.

By:
Kristen L. Soler
Executive Vice President, Human Resources

Accepted and agreed, including specifically but without limitation as to the treatment of this Award in accordance with the terms of the Plan and this Award notwithstanding any terms of the Employment Agreement between the Company and the undersigned to the contrary:

By:
	Signature	Acceptance Date

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Appendix: Vesting Schedule

Date	Quantity
09/18/2024	26,327
09/18/2025	26,327
09/18/2026	26,328

EXHIBIT C

Advance Auto Parts, Inc.

2023 Time-Based Nonqualified Option Award Agreement – CEO

This certifies that Advance Auto Parts, Inc. (the “Company”) has granted to Shane O’Kelly (the “Participant”) this award of a Nonqualified Option (this “Award”) and the Participant acknowledges and agrees that this Award and the opportunity to vest in the Nonqualified Stock Option (the “Option”) is sufficient consideration for the restrictive covenants set forth in this Time-Based Nonqualified Option Award Agreement (this “Agreement”). This Award represents the right to purchase a number of shares (“Shares”) of Advance Auto Parts, Inc. Common Stock, $.0001 par value per share (the “Common Stock”), as indicated in the terms outlined below, subject to certain restrictions and on the terms and conditions contained in this Agreement and the Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan (the “Plan”). In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

1.	Grant of Option: An Option to purchase the following number of Shares has hereby been granted to the Participant:

Award Date	Number of Shares Purchasable	Exercise Price
September 18, 2023	150,000	[Exercise Price]

2.

Vesting Schedule. Subject to the remaining provisions of this Award, the Option shall vest and become exercisable in approximately equal one-third portions on each of the first three anniversaries of the Award Date, commencing on the first anniversary of the Award Date and becoming fully vested on the third anniversary of the Award Date if the Participant remains continuously employed by the Company until each respective vesting date:

Please refer to Appendix: Vesting Schedule.

3.

Termination for Due Cause: Notwithstanding anything else in this Agreement, if the Participant engages in conduct that constitutes Due Cause at any time during the Participant’s employment or other association or thereafter, the Option shall immediately terminate, and the Participant shall immediately and irrevocably:

a.	forfeit the portion of the Option not yet exercised; and

b.

forfeit all Shares delivered, or otherwise subject to delivery, upon exercise of the Option on or after the Participant first engages conduct that constitutes Due Cause as determined in the Committee’s sole discretion, upon refund by the Company of the Exercise Price to the extent paid.

For purposes of this Agreement, “Due Cause” has the meaning ascribed to this term in the Participant’s Employment Agreement with the Company in effect as of the Award Date, as may be amended from time to time (the “Employment Agreement”).

4.

Termination other than upon Death, Disability or for Due Cause or for Good Reason: If (i) the Company terminates the Participant’s employment other than upon the Participant’s death, Disability or for Due Cause or (ii) the Participant terminates the Participant’s employment for Good Reason, any then unvested portion of the Option will vest and become exercisable

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immediately upon the date of such termination. For purposes of this Agreement, “Disability”, “Due Cause”, and “Good Reason” have the meaning ascribed to these terms in the Participant’s Employment Agreement

5.

Change of Control: Upon a Change of Control, any then unvested portion of the Option will vest and become exercisable immediately on the Change of Control date in the event the Company’s successor or its affiliate does not assume, convert, or replace the Award.

6.	Term of Option.

a.

The Option shall have a term of ten (10) years from the Award Date and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

b.	The Option shall automatically terminate upon the happening of the first of the following events:

i.

The expiration of the one-year period after the Participant’s employment or other association with the Company is terminated on account of death or Disability. For the purposes of this Agreement, Disability is defined as the Participant having become disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

ii.	The expiration of the 90-day period after the Participant’s employment or other association with the Company is terminated for any reason other than for Due Cause, death, or Disability.

iii.	The date on which the Participant’s employment or other association with the Company is terminated for Due Cause.

c.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth (10th) anniversary of the Award Date. Any portion of the Option that is not exercisable at the time the Participant’s employment or other association with the Company is terminated shall immediately terminate.

7.	Exercise Procedures and Restrictions.

a.

Subject to the provisions of Sections 2 through 6 above, the Participant may exercise part or all of the exercisable Option by giving the Company written notice, in the manner provided in this Agreement, of intent to exercise, specifying the number of Shares as to which the Option is to be exercised and the method of payment. Payment of the Exercise Price shall be made in accordance with procedures established by the Committee from time to time based on the type of payment being made but, in any event, prior to issuance of the Shares. The Participant shall pay the Exercise Price (i) in cash or check payable to the order of the Company, (ii) by delivery (either actually or by attestation) to the Company of Shares having a Fair Market Value equal to the Exercise Price, (iii) by surrender of the Option as to all or part of the shares of Shares for which the Option is then exercisable in exchange for Shares having an aggregate Fair Market Value equal to the difference between (1) the aggregate Fair Market Value of the surrendered portion of the Option, and (2) the aggregate exercise price under the Option for the surrendered portion of the Option, (iv) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (v) by such other method as the Committee may approve.

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b.

Only the Participant (or the Participant’s legal representative during a period of the Participant’s Disability) may exercise the Option during the Participant’s lifetime. After the Participant’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Participant, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

c.

The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company/Committee counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Participant (or other person exercising the Shares after the Participant’s death or Disability) represent that the Participant is purchasing Shares for the Participant’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Committee deems appropriate.

d.

All obligations of the Company under this Agreement shall be subject to the rights of the Company to withhold amounts required to be withheld for any applicable income taxes, employment taxes, social insurance, social security, national insurance contribution, payroll taxes, contributions, levies, payment on account obligations or other amounts required to be collected, withheld or accounted for with respect to this Award (the “Applicable Taxes”). The Participant may elect to satisfy any Applicable Tax obligation of the Employer with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities (or such other rate approved by the Committee that does not result in adverse accounting consequences).

8.

Non-Transferability of Option: The Award (including the Option hereunder) shall not be transferable and may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In the event of any attempt by the Participant to sell, transfer, pledge, assign, or otherwise alienate or hypothecate of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Participant, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and Affiliates. This Agreement may be assigned by the Company without the Participant’s consent.

9.

Notices: Except as otherwise provided herein, any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

a.	If to the Company: Advance Auto Parts, Inc. located at 4200 Six Forks Road, Raleigh, NC 27609, Attention: Executive Vice President, General Counsel and Corporate Secretary; and

b.	If to the Participant, to the Participant’s last address in the Company’s records.

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10.

Restrictive Covenants: Notwithstanding any other provision contained herein to the contrary, the restrictive covenants contained in Section 19 of the Employment Agreement are hereby incorporated by reference into this Agreement as if first set forth herein.

11.

Confidentiality: The Participant agrees not to disclose the terms of this Agreement to anyone other than the members of the Participant’s immediate family, the Participant’s legal counsel, the Participant’s accountant(s) and/or tax advisor(s) and/or the Participant’s financial advisor(s), or as otherwise provided in Section 19 of the Employment Agreement. Should the details of this Agreement be shared with the aforementioned, it shall be on a confidential basis.

12.

Tax Matters: The Company makes no representation or warranty as to the exercise of the Option or upon the Participant’s receipt or sale or other disposition of the Shares purchased under the Option. The Participant should rely on the Participant’s own tax advisors for such advice. In order to comply with all applicable tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all Applicable Taxes, which are the Participant’s sole and absolute responsibility, are withheld or collected from the Participant at the time of the applicable tax event. The Company will inform the Participant of alternative methods to settle any Applicable Taxes due.

13.	Miscellaneous:

a.

This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Agreement is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee (or the Committee’s successor) of any provision of the Plan, this Agreement, or the Award, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties.

b.

Nothing contained in this Agreement shall confer, intend to confer or imply any rights to an employment relationship or rights to a continued employment relationship with the Company or any Affiliate in the Participant’s favor or limit the ability of the Company or an Affiliate, as the case may be, to terminate, with or without Due Cause, in its sole and absolute discretion, the Participant’s employment relationship with the Company or such Affiliate, subject to the terms of any written Employment Agreement to which the Participant is are a party.

c.

None of the Plan, this Agreement, or the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and the Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to the Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

d.

An original record of this Agreement and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Agreement and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

e.

If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.

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f.

This award shall be subject to the Company’s Incentive Compensation Clawback Policy and any other compensation clawback or recoupment policies as shall be adopted, and from time to time amended, by the Board or the Committee.

g.

This Agreement is intended to be consistent with the Employment Agreement. To the extent that any provision of this Agreement is inconsistent with the terms of such agreement with the Company in effect as of the Award Date, the provisions of the Employment Agreement shall control with respect to this Award.

h.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.

i.

The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the exercise of the Option or disposition of Shares acquired upon exercise of the Option and the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

In Witness Whereof, this Award has been executed by the Company as of the date first above written.

ADVANCE AUTO PARTS, INC.

By:
Kristen L. Soler
Executive Vice President, Human Resources

Accepted and agreed, including specifically but without limitation as to the treatment of this Award in accordance with the terms of the Plan and this Agreement notwithstanding any terms of the Employment Agreement between the Company and the undersigned to the contrary:

By:
	Signature	Acceptance Date

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Appendix: Vesting Schedule

Date	Quantity
09/18/2024	50,000
09/18/2025	50,000
09/18/2026	50,000

EXHIBIT D

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is entered into as of [•] by and between Advance Auto Parts, Inc. (“Advance” or the “Company”), a Delaware corporation, and Shane O’Kelly (the “Executive”). Capitalized terms used and not defined herein have the meanings given to them in the Employment Agreement (as defined below).

WHEREAS, the Company and the Executive entered into an Employment Agreement (the “Employment Agreement”), dated August 21, 2023;

WHEREAS, pursuant to the Employment Agreement, the Executive agreed that in order to be eligible to receive certain severance payments and/or benefits under Section 4 of the Employment Agreement, and in addition to fulfilling all other conditions precedent to such receipt, the Executive or the Executive’s legal representative must execute a release;

NOW, THEREFORE, in connection with the consideration paid to the Executive under the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     General Release. By executing this Release Agreement, the Executive, for the Executive’s self, and for Executive’s heirs, assigns, executors and administrators (collectively, the “Releasors”), hereby releases, remises and forever discharges the Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, and each of its and their respective members, managers, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and investors (collectively, the “Releasees”) of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that the Executive ever had, may have had, now has, or that the Releasors hereinafter can, shall or may have, in each case whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of or related to the Executive’s employment with, or provision of services to, the Company, the termination of that employment or service relationship, or under any other contract, including claims for severance or other benefits under any and all employment agreements with the Company, or any act or omission which has occurred at any time up to and including the date of the Executive’s execution of this Release Agreement (all of the forgoing, collectively, the “Released Claims”).

(a)     Released Claims. The Released Claims include, except as otherwise provided in this Release Agreement: claims for monetary damages; claims related to the Executive’s employment with, or provision of services to, the Company or any affiliate thereof; the termination of any of the foregoing; claims related to or arising out of any contract with the Company, including any and all offer letters, employment agreements or other employment documents with the Company; claims to severance or similar benefits; claims to expenses, attorneys’ fees or other indemnities; claims based on any actions or failures to act that occurred on or before the date of this Release Agreement; and claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by the Executive or by any person claiming to act on the Executive’s behalf or in the Executive’s interest. The Executive understands that the Released Claims may have arisen under different local, state and federal statutes, regulations, or common law doctrines. The Executive hereby specifically, but without limitation, agrees to release all Releasees from any and all claims under each of the following:

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(i)     Antidiscrimination, antiharassment and antiretaliation laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (which prohibits discrimination on the basis of age) (“ADEA”); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the Delaware Discrimination in Employment Act; the Delaware Persons With Disabilities Employment Protection Act; the Delaware Whistleblowers’ Protection Act; the Delaware Fair Employment Practices Act; the Retaliatory Employment Discrimination Act; the North Carolina Persons with Disabilities Protection Act; the Equal Employment Practices Act; N.C.G.S. § 95-28.1 (which prohibits discrimination against any person possessing sickle cell trait or hemoglobin C trait); N.C.G.S. § 95-28.1A (which prohibits discrimination against persons based on genetic testing or genetic information); N.C.G.S. § 95-28.2 (which prohibits discrimination against persons for lawful use of lawful products during nonworking hours); N.C.G.S. § 130A-148(i) (which prohibits discrimination against any person having AIDS or HIV infection); or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship;

(ii)     other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 and similar state laws (known as WARN laws, which require advance notice of certain workforce reductions); the Executive Retirement Income Security Act of 1974 (which, among other things, protects the Executive benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the Delaware Wage Payment and Collection Act; the U.S. Patriot Act, the Sarbanes-Oxley Act, the Dodd-Frank Act; and any other federal, state, or local statute, regulation, constitution, common law or decision relating to employment, reemployment rights, leaves of absence or any other aspect of employment; and

(iii)     other laws of general application, such as federal, state, or local laws enforcing express or implied employment agreements or other contracts or covenants, or addressing breaches of such agreements, contracts or covenants; federal, state or local laws providing relief for alleged wrongful discharge or termination, physical or personal injury, emotional distress, fraud, intentional or negligent misrepresentation, defamation, invasion of privacy, violation of public policy or similar claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law doctrine, or decision regulating or regarding employment.

(b)     Participation in Agency Proceedings. Notwithstanding anything to the contrary herein, the Executive understands that nothing in this Release Agreement or any other agreement that the Executive may have with the Company or its affiliates restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, reporting possible violations of law or regulation to, or from filing a claim or charge with, or assisting in an investigation directly with a self-regulatory authority or a government agency or entity, including the Securities Exchange Commission, the federal Office of Occupational Health, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other similar federal, state or local agency (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of applicable state or federal law or regulation, and the Executive does not need the Company’s prior authorization to do so. Notwithstanding the foregoing, in making any such

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disclosures or communications, the Executive must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any party other than the applicable Government Agency or Government Agencies. Further, by entering into this Release Agreement, the Executive understands and agrees that the Executive is waiving any and all rights to recover any monetary relief or other personal relief against the Releasees as a result of any proceeding with or before any Government Agency, although this Release Agreement does not limit the Executive’s right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a Government Agency.

(c)     Claims Not Released. The Released Claims do not include claims by the Executive for: (i) breach of this Release Agreement; (ii) worker’s compensation benefits; (iii) state disability compensation; (iv) challenges to the validity of this release pursuant to the ADEA; (v) severance payments and benefits payable pursuant to Section 4[●] of the Employment Agreement; (vi) indemnification and coverage under any D&O policy relating to the Company or its affiliates; (vii) reimbursement of unreimbursed business expenses properly incurred prior to the Executive’s termination of employment in accordance with Company policy; (viii) rights pursuant to outstanding equity and equity-linked awards pursuant to the Company’s 2023 Omnibus Incentive Compensation Plan, as may be amended and restated from time to time and any successor plans; and (ix) any other rights that cannot by law be released by private agreement, including any right to vested benefits, to the extent that any such right exists.

(d)     No Existing Claims or Assignment of Claims. The Executive represents and warrants that the Executive has not previously filed or joined in any Released Claims and that the Executive has not given or sold any portion of any Released Claims to anyone else, and that the Executive will indemnify and hold harmless the Company and the Releasees from all liabilities, claims, demands, costs, expenses or attorneys’ fees incurred as a result of any such prior assignment or transfer.

2.     Acknowledgement of Legal Effect of Release. BY SIGNING THIS RELEASE AGREEMENT, THE EXECUTIVE UNDERSTANDS THAT THE EXECUTIVE IS WAIVING ALL RIGHTS THE EXECUTIVE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES, INCLUDING CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO THE EXECUTIVE’S EMPLOYMENT BY, OR PROVISION OF SERVICES TO, THE COMPANY OR ANY RELEASEE, OR THE TERMINATION THEREOF, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS RELEASE AGREEMENT. THE EXECUTIVE FURTHER UNDERSTANDS THAT BY SIGNING THIS RELEASE AGREEMENT, THE EXECUTIVE IS PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.

3.     Continuing Obligations. Following the Executive’s termination of employment with the Company, the Executive acknowledges and agrees that the Executive will continue to be bound by the post-termination provisions of the Employment Agreement, including without limitation Sections 4(j) and 19 of the Employment Agreement, which are incorporated by reference into this Release Agreement and made a part hereof.

4.     Governing Law. This Release Agreement shall be governed by the laws of the State of Delaware. The parties agree that the exclusive jurisdiction and venue of any dispute or claim between the parties arising out of or related to this Release Agreement or the negotiation or execution thereof, shall be in the appropriate state or federal courts sitting in Wilmington, Delaware, or the state courts or the courts of the United States of America located in any municipality wherein an office of the company is located, in which office the Executive was physically present while rendering services for the Company at any time during the twelve (12) months immediately preceding the commencement of such suit, action or proceeding or immediately preceding the termination of the Executive’s employment, if terminated. By

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the execution and delivery of this Release Agreement, the parties hereto consent to the personal jurisdiction of such courts with regard to any such legal action or proceeding, waive any right to claim that such forum is inconvenient.

5.     Counterparts. This Release Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.     Severability. In the event that any provision or portion of this Release Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

7.     Binding Agreement; Assignment. This Release Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all of its assets and business and to which the Company may assign this Release Agreement, in which case the term “Company,” as used herein, shall mean such corporation or other entity, provided that no such assignment shall relieve the Company from any obligations hereunder, whether arising prior to or after such assignment. The Executive may not assign this Release Agreement or any part hereof without the prior written consent of the Company.

8.     Waiver of Age Discrimination Claims and Claims under ADEA; Acknowledgment/ Time Periods. With respect to the release contained in Section 1, the Executive agrees and understands that by signing this Release Agreement, the Executive is specifically releasing all claims the Executive may have against Releasees, including all claims for age discrimination under the ADEA or similar state and local anti-discrimination laws. The Executive acknowledges that the Executive is fully competent to enter into this Release Agreement, acknowledges that the Executive has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.

(a)     Consideration Period. The Executive is hereby notified that the Executive will be given twenty-one (21) days from the Executive’s receipt of this Release Agreement to consider this Release Agreement and that the release contained in this Release Agreement includes a waiver of all rights and claims the Executive have under the ADEA. The Executive acknowledges that the Executive has been advised in writing and afforded the opportunity to review this Agreement with a competent, independent attorney of the Executive’s choice, at the Executive’s own expense, regarding the legal effect of this Release Agreement before signing it. The Executive is further notified that the countersigned copy of this Release Agreement shall be returned to [EMAIL], so that it is received on or before the end of this period. The Executive must countersign and return this Release Agreement no later than [●]. The Executive agrees that any change to the release contained in Section 1, whether material or immaterial, will not restart the twenty-one (21) day review period.

(b)     Revocation Period. It is agreed and understood that the Executive will have a period of seven (7) days following the Executive’s execution of this Release Agreement in which to revoke the Executive’s release of ADEA claims, and that such revocation will be effective only if received in writing to [EMAIL], on or before the expiration of this seven (7) day period. This Release Agreement shall become effective upon the expiration of the seven (7) day revocation period, provided the Executive does not revoke the Executive’s consent within such period (“Effective Date”). In the event that the Executive exercises the Executive’s revocation right pursuant to this paragraph, the Company shall have the option, in its sole discretion, to treat this entire Release Agreement as null and void. Any payments or benefits due to the Executive as a result of the termination of the Executive’s employment under the Employment Agreement shall not be made or begin before the Effective Date.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Release Agreement as of the date first written above.

Advance Auto Parts, Inc.

By:	(SEAL)

Print Name:

Title:

Executive

Print Name:

Signature: